AMENDMENT
                                     OF THE
                    GENERAL AMERICAN INVESTORS COMPANY, INC.
                           EMPLOYEES' RETIREMENT PLAN

         WHEREAS, General American Investors Company, Inc. (the "Company") adopted the General American Investors Company, Inc. Employees' Retirement Plan (the "Plan"), effective as of January 1, 1956; and

         WHEREAS, the Plan was amended and restated on April 14, 1976, effective as of December 31, 1975; and

         WHEREAS, the Plan was further amended on April 13, 1977, April 12, 1978, December 8, 1982, December 12, 1984, February 13, 1985, September 11, 1985, December 1, 1987, May 2, 1988, December 19, 1989, December 11, 1991,
December 19, 1994, February 14, 1995, October 13, 1999, July 11, 2001 and April 10, 2002; and

         WHEREAS, Section XV.2 provides that the Board of Directors of the Company may amend the Plan in whole or in part at any time, except in certain respects not material hereto; and

         WHEREAS, the Board of Directors desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan is hereby amended in the following respects to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This Amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this Amendment shall be effective as of January 1, 2002. This Amendment shall supersede


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the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

         1. Paragraph 8 of Section I is amended by the addition of the following at the end thereof:

                  The Earnings of each Employee taken into account in determining benefit accruals in any Plan Year beginning after December 31, 2001 shall not exceed $200,000. The $200,000 limit on Earnings shall be adjusted for cost-of-living increases in accordance with
         Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to Earnings for the Plan Year that begins with or within such calendar year. In determining benefit accruals in Plan Years beginning after December 31, 2001, the Earnings limit for Plan Years beginning before January 1, 2002, shall be $200,000.

                  2. A new Section XVIII-A is added, effective for limitation years ending after December 31, 2001, to read as follows:

         XVIII-A. EGTRRA LIMITATIONS ON BENEFITS

                  1. Benefit increases resulting from the increase in the limitations of Section 415(b) of the Code will be provided to all current and former Participants (with benefits limited by Section 415(b)) who have an accrued benefit under the Plan immediately prior to the limitation year ending after December 31, 2001 (other than an accrued benefit resulting from a benefit increase solely as a result of the increases in limitations under Section 415(b)).

                  2. In no event will the dollar amount of a Participant's Retirement Income exceed the maximum permissible benefit (as defined below). For purposes of this paragraph 2, the following terms shall have the meanings set forth below:

                  The "defined benefit dollar limitation" is $160,000, as adjusted, effective January 1 of each year, under Section 415(d) of the Code in such manner as the Secretary shall prescribe, and payable in the form of a straight life annuity. A limitation as adjusted under section 415(d) will apply to limitation years ending with or within the calendar year for which the adjustment applies.

                  The "maximum permissible benefit" is the defined benefit dollar limitation (adjusted where required, as provided in (a) and if applicable, in (b) or (c) below.

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                           (a) If the Participant has fewer than 10 years of
                  participation in the Plan, the defined benefit dollar limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of participation in the Plan and (ii) the denominator of which is 10.

                           (b) If the Retirement Income of a Participant begins
                  prior to age 62, the defined benefit dollar limitation applicable to the Participant at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the earlier age that is the actuarial equivalent of the defined benefit dollar limitation applicable to the Participant at age 62 (adjusted under (a) above, if required). The defined benefit dollar limitation applicable at an age prior to age 62 is determined as the lesser of (i) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table specified in Section I(2) of the Plan and (ii) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5-percent interest rate and the Treasury Mortality Table. Any decrease in the defined benefit dollar limitation determined in accordance with this paragraph (b) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

                           (c) If the Retirement Income of a Participant begins
                  after the Participant attains age 65, the defined benefit dollar limitation applicable to the Participant at the later age is the annual benefit payable in the form of a straight life annuity beginning at the later age that is actuarially equivalent to the defined benefit dollar limitation applicable to the Participant at age 65 (adjusted under (a) above, if required). The actuarial equivalent of the defined benefit dollar limitation applicable at an age after age 65 is determined as the lesser of (i) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table specified in
                  Section I(2) of the Plan and (ii) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5-percent interest rate assumption and the Treasury Mortality Table. For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored.

                  3. Section XIX is amended by the addition of a new Paragraph 3 to read as follows:

                  3. Modification of Top-Heavy Rules. This Paragraph 3 shall apply for purposes of determining whether the Plan is a top-heavy plan under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of

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         the Code for such years. This Paragraph 3 amends the previous paragraphs of this Section.

                  "Key Employee" means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Company having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Company, or a 1-percent owner of the Company having annual compensation of more than $150,000. For this purpose, "annual compensation" means compensation within the meaning of
         Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

                  The provisions of this Paragraph 3 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the Determination Date. The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period." The accrued benefits and accounts of any individual who has not performed services for the Company during the 1-year period ending on the Determination Date shall not be taken into account. For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and the Plan, in determining Years of Service, any service with the Company shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Section 410(b) of the Code) no Key Employee or former Key Employee.

                  4. Section XX is amended by the addition of the following at the end thereof:

                  This paragraph shall apply to distributions made under the Plan after December 31, 2001. For purposes of the direct rollover provisions above, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to

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         separately account for amounts transferred into such plan from this
         Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

         IN WITNESS WHEREOF, General American Investors Company, Inc. has caused this Amendment to be executed by its duly authorized officers as of the 10th day of July, 2002.



/s/ Carole Anne Clementi                         /s/ Eugene DeStaebler
----------------------------                     -------------------------------
Secretary                                        Vice-President-Administration








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